Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Nutanix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.000025 par value per share - Amended and Restated 2016 Employee Stock Purchase Plan	457(c) and 457(h)	12,442,247(2)	$24.60(3)	$306,079,276	0.0001102	$33,729.94
Total Offering Amounts							$33,729.94
Total Fee Offsets							–
Net Fee Due							$33,729.94

_________________________________________

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.000025 par value per share, that become issuable under the Registrant’s Amended & Restated 2016 Employee Stock Purchase Plan (the “Amended & Restated ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.
(2)
Represents additional shares of the Registrant’s Class A common stock available for issuance and sale under the Amended & Restated ESPP pursuant to an amendment and restatement thereof that was approved by the Registrant’s stockholders on December 9, 2022.
(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for purposes of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Select Market on May 25, 2023. Pursuant to the Amended & Restated ESPP, for each offering period, the purchase price of the shares of the Registrant’s Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s Class A common stock on the first trading day of the offering period or on the exercise date.